News Release

For Further Information:
Investor Relations:
Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com
Media Relations:
Jennifer Love, 816.854.4448, jennifer.love@hrblock.com

H&R BLOCK BOARD NAMES ALAN BENNETT PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

--Russ Smyth Resigns --

For Immediate Release: July 7, 2010

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today announced its Board of Directors has appointed Alan M. Bennett to be its President and Chief Executive Officer, effective immediately.   Mr. Bennett fills the position vacated by Russ Smyth, who resigned in order to accept the position of CEO of a large private company headquartered in his hometown of Chicago.    Bennett served during 2007-2008 as the company’s interim CEO, and since 2008 he has served on its board of directors.

“The Board of Directors is enthusiastic about Alan’s agreement to serve as Chief Executive Officer of H&R Block,” said Richard C. Breeden, Chairman of the Board of Directors of H&R Block.  “Alan’s previous tenure as interim CEO was extremely successful, and demonstrated his executive and leadership skills.  As a board member, he has been an active participant in the oversight of the company and its strategic direction.  We have complete confidence in his ability to do an outstanding job as Chief Executive Officer, to build an outstanding management team, and to lead the company effectively.  The company is in a very strong financial position today, but we recognize the need to accelerate efforts to create value for our shareholders,” added Mr. Breeden.

“Russ Smyth has strong and deep family roots in Chicago,” said Mr. Breeden.  “We appreciate that the opportunity to return to his hometown to lead a major private company is something he believes is a unique opportunity.  In addition to his fine personal qualities, Russ made many positive contributions to the company during his tenure, including launching a series of long-term initiatives to enhance the overall quality of the client experience.  We wish Russ every success in his new company,” said Mr. Breeden.

Alan Bennett said, “I am honored to have been chosen to lead this extraordinary company.  The national economic environment has presented its share of challenges, but as a company we have weathered that storm and shown great resilience.  I know this company well, and I am confident that everyone at H&R Block shares a commitment to improving our business and financial performance so we can meet our key objective of delivering value to shareholders.  I believe we have many opportunities to improve the business and enhance its value, and that job begins immediately.”

Mr. Bennett was recruited to H&R Block by the newly installed board in 2007.  He served as Interim CEO from November 20, 2007 until August 1, 2008.  During his tenure, the company closed its subprime mortgage origination business, sold its mortgage servicing operations and its financial advisory business, and acquired a major tax franchise in the southwestern United States.  Mr. Bennett also carried out a significant round of cost reductions as the company realigned from a holding company structure to an operating company.

Upon completion of his tenure as interim CEO, Mr. Bennett was elected to the H&R Block board, where he has served on both the Audit and Finance committees.  Mr. Bennett has extensive experience in public accounting and finance.  He was the Chief Financial Officer of Aetna, Inc. and a Member of the Office of the Chairman of Aetna for six years prior to retiring in 2007.  Prior to serving as CFO, he held positions as Aetna’s Controller and head of Internal Audit.  Earlier in his career, he headed sales and marketing at the Pirelli Tire Company.  Mr. Bennett currently serves as a director and chairman of the audit committee of Halliburton Co., and also as a director of The TJX Companies, Inc.

Russ Smyth, CEO, said, “I have greatly enjoyed my tenure at H&R Block, and I am proud of what the company has accomplished over the past two years during a particularly difficult economic time. While there is still much work to do, I believe H&R Block has a very bright future.  I will miss this great company and the thousands of associates and franchisees I have had the pleasure to work with over the last two years.  I will also miss my colleagues on the Board and management teams, for whom I have the highest level of respect.”

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About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.